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EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Ontro, Inc.:

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated February 16, 2001, contains an explanatory paragraph that states that the Company has suffered recurring losses from development stage activities and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/KPMG LLP

San Diego, California
July 26, 2001